Exhibit (n)

SOUND SHORE FUND, INC.

MULTI-CLASS PLAN PURSUANT TO RULE 18F-3 UNDER THE

INVESTMENT COMPANY ACT OF 1940

I.	Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended, this Plan describes the multi-class system for each class of shares of Sound Shore Fund, Inc. (the “Fund”) listed in Appendix A to this Plan, as may be amended and supplemented from time to time (each, a “Class”), including the arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

II.	The Multi-Class System

The Fund may offer the following two classes of shares: the Institutional Class and the Investor Class. Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear Class Expenses, as defined in Section B, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, the Institutional Class and the Investor Class shares shall have the features described in Sections A, B, C and D, below.

A.	Sales Charge Structure

1.     Investor Class Shares.   Investor Class shares shall be offered without the imposition of either a front-end or a contingent deferred sales charge.

2.     Institutional Class Shares.   Institutional Class shares shall be offered without the imposition of either a front-end sales charge or a contingent deferred sales charge.

B.	Allocation of Income and Expenses

1.	General

The gross income, realized and unrealized capital gains and losses and Fund Expenses (as defined below) shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund.

2.	Fund Expenses

Expenses to be so allocated also include expenses of the Fund that are allocated to the Fund and are not attributable to a particular class of the Fund (“Fund Expenses”). Fund Expenses include, but are not limited to, the Advisory fee, the Administration Fee, the Fund Accounting fee, directors’ fees, the Fund Compliance Officer’s fee, custodial expenses, legal and accounting, insurance costs and other fees relating to the overall management of the Fund.

3.	Class Expenses

Expenses attributable to a particular class (“Class Expense”) may include: (a) transfer agent fees attributable to that class; (b) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (c) Securities and Exchange Commission fees and Blue Sky fees for shares of that class; (d) the expense of administrative personnel and services as required to support the shareholders of that class; (e) litigation or other legal expenses relating solely to that class; and (f) Directors’ fees incurred as a result of issues relating to that class.

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Fund Expense, and in the event a Fund Expense becomes allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Directors.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Directors and approved by such Board and by a majority of the Directors who are not “interested persons” of the Fund, as defined in the Investment Company Act.

4.	Waivers or Reimbursements of Expenses

Expenses may be waived or reimbursed by the Adviser, the Administrator, the Distributor or any other provider of services to the Fund without the prior approval of the Board of Directors.

C.	Exchange Privileges.

Shareholders of the Fund may participate in an exchange of shares, subject to the Fund’s right to reject any exchange request, in whole or in part, for any reason and without prior notice. The Fund may decide to restrict purchase and sale activity (including exchanges) in Fund shares based on various factors, including whether frequent purchase and sale activity will disrupt portfolio management strategies and adversely affect its performance. The Fund reserves the right to terminate or modify the exchange privileges of Fund shareholders in the future. Shares to be exchanged will be redeemed at their next calculated net asset value following receipt of an exchange request in the form of a proper redemption request, as described in the applicable prospectus. An exchange of shares will be subject to any redemption fee applicable to a redemption of shares. See the Fund’s current prospectus for more information about share exchanges.

D.	Conversions.

Each class of shares of the Fund may be voluntarily converted to another Class of shares of the same Fund if the shareholder account meets the then applicable share eligibility requirements for the new share class as set forth in the then current prospectus or prospectus supplement. If a shareholder who was converted to another share class based on the conversion feature described in this paragraph no longer meets the eligibility requirements for that share class, as described in the then current prospectus or prospectus supplement, the Fund may convert the shareholder’s class of shares back to the share class originally held by that shareholder prior to conversion or to such other share class in which the shareholder may be eligible to invest. The Fund may also similarly convert shares of the Institutional Class which were obtained by a shareholder by purchase into such other share class in which the shareholder may be eligible to invest in cases where the shareholder no longer meets the eligibility requirements for the share class initially purchased. Any conversions covered by this paragraph will be preceded by written notice to shareholders, and will occur at the respective net asset values of the share classes next calculated without the imposition of any sales load, fee, or other charge. It is the Fund’s intention that all share conversions should be made on a tax-free basis.

E.	Board Review

1.	Approval of Plan

The Board of Directors, including a majority of the Directors who are not interested persons (as defined in the Investment Company Act) of the Fund (“Independent Directors”), at a meeting held on October 1, 2013, approved the Plan based on a determination that the Plan, including the expense allocations, is in the best interests of the Fund and of each class. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2.	Approval of Amendments

This Plan may not be amended materially unless the Board of Directors, including a majority of the Independent Directors, has found that the proposed amendment, including any proposed related expense allocation, is in the best interest of each class and the Fund. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3.	Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

F.	Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Directors, upon their request, such information as is reasonably necessary to permit the Directors to evaluate the Plan or any proposed amendment.

G.	Effective Date

This Plan, having been reviewed and approved by the Board of Directors and by a majority of the Independent Directors as indicated in Section E.1 of the Plan, shall take effect as of the commencement of operations of the multi-class arrangements of the Fund.

APPENDIX A

Classes of Shares

Investor Class

Institutional Class

A-1